Exhibit 10.1

Promissory Note

USD $150,000.00	Due: ON DEMAND

FOR VALUE RECEIVED, the undersigned hereby acknowledges itself indebted to Crystal Falls Llc(the “Lender”) and promises to pay to or to the order of the Lender at New York, New York or as otherwise directed in writing by the Lender, the principal sum of $150,000.00 in lawful money of the United States of America with no interest thereon.

The entire principal sum shall be paid on demand.

The Borrower may pay the principal sum at any time without penalty.

The Lender may assign all of its right, title and interest in, to and under this promissory note. All payments required to be made hereunder shall be made by the Borrower without any right of setoff or counterclaim.

DATED: June 13, 2014

EUROCAN HOLDINGS LTD.

Per: /s/ Michael Williams

Michael Williams

President